Exhibit 99.1

Bsquare Announces Plans to Declassify Board

Company will seek to amend articles at 2023 Annual Shareholder Meeting

Seattle, WA – October 18, 2022 – Bsquare Corporation (NASDAQ: BSQR) (the "Company") announced today that it entered into a Cooperation Agreement (the "Agreement") with Richard ("Dick") Karp, a large shareholder. Pursuant to the Agreement the Company agreed to present a plan to declassify the board of directors to shareholders at the 2023 annual meeting of shareholders, tentatively planned for June 2023. The plan will seek to eliminate board classes in a phased manner over 3 years resulting in one year terms for all directors. The plan is not being presented at, and has no effect on, the annual meeting of shareholders scheduled to occur on November 29, 2022 (the "2022 Annual Meeting").

In addition to the declassification plans, as a part of this Agreement, Mr. Karp has withdrawn his director nominees for the 2022 Annual Meeting.

“De-classification of the board will bring us in line with governance best practices,” said Ralph C Derrickson, President and CEO of Bsquare. “I appreciate Dick pressing this important shareholder issue and am optimistic our plan to de-classify will succeed where prior efforts failed to get sufficient shareholder support,” added Derrickson.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Bsquare and Investor Contact:

Christopher Wheaton
Bsquare Corporation, Chief Financial and Operating Officer +1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

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